EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

NB Crossroads Private Markets Access Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	16376038	92.70	1518.06
Fees Previously Paid
Total Transaction Valuation	16376038
Total Fees Due for Filing			1518.06
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			1518.06

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-92727	1/31/2022		0.00
Fee Offset Sources					1/31/2022		0.00

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